Exhibit 99.(h)(10)(v)

AMENDMENT TO FUND PARTICIPATION AGREEMENT

Regarding

RULEs 30e-3 and 498A

And

FUND DISCLOSURE DOCUMENTS

for Clayton Street Trust

Protective Life Insurance Company (the “Company”) and Janus Henderson Distributors US LLC (the “Distributor”) and Janus Henderson Services US LLC (“Janus Henderson Services”), entered into a certain fund participation agreement dated May 16, 2016, as amended (the “Participation Agreement”). This Amendment (the “Amendment”) to the Participation Agreement is entered into as of March 15, 2022, by and among the Company, on its own behalf and on behalf of each segregated account of the Company as set forth in the Participation Agreement, as may be amended from time to time (individually and collectively the “Accounts”), the Distributor and Janus Henderson Services (collectively, the “Parties”).

RECITALS

WHEREAS, pursuant to the Participation Agreement among the Parties, the Company invests in shares of certain of the portfolios of Clayton Street Trust (the “Trust”), an open-end management investment company, which is comprised of a number of investment portfolios (each, a “Portfolio”) and issues a separate series of shares of beneficial interest (the “Shares”) for each Portfolio representing a fractional undivided interest in that Portfolio. Each series of shares may be divided into several classes and offered by the Company for separate accounts established for variable life insurance policies and variable annuity contracts (the “Contracts”);

WHEREAS, the Accounts are registered as unit investment trusts under the Investment Company Act of 1940, as amended (the “1940 Act”) and all Shares of the Trust are registered as with the SEC under the Securities Act of 1933, as amended (the “1933 Act”) on Form N-1A;

WHEREAS, the Company, on behalf of the Shares, has certain obligations pursuant to Rule 30e-2 under the 1940 Act to deliver Trust shareholder reports to Contract owners, which obligations may be satisfied by compliance with Rule 30e-3 under the 1940 Act (“Rule 30e-3”);

WHEREAS, the Company intends to comply with the requirements, terms and conditions of Rule 30e-3 in order to satisfy its obligation to deliver Trust shareholder reports to Contract owners, including hosting the website of certain trust documents (“Trust Documents”), defined below, required by Rule 30e-3;

WHEREAS, Section 5(b)(2) of the Securities Act of 1933, as amended (the “1933 Act”) may require that a Statutory Prospectus (as defined in Rule 498A under the 1933 Act; “Rule 498A”) for the Portfolios be delivered to Contract owners under certain circumstances;

WHEREAS, the Parties intend to meet any such Portfolio Statutory Prospectus delivery requirement by relying on (and complying with the requirements, terms and conditions of) paragraph (j) of Rule 498A for “on-line” delivery;

WHEREAS, paragraph (j) of Rule 498A requires, inter alia, that certain Trust Documents (defined below) be posted and maintained on a website specified on the cover page of the Summary Prospectus for the Contracts, and the Company intends to host said website; and

WHEREAS, the Company cannot host such website in compliance with Rules 30e-3 and 498A unless the Trust prepares and provides the Trust Documents that are specified in Rules 30e-3 and 498A.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Company, Distributor and Janus Henderson Services hereby agree to supplement and amend the Participation Agreement as follows:

1.	Provision of Trust Documents; Website Posting.

(a).	Trust Documents. The Trust is responsible for preparing and providing the following “Trust Documents,” as specified in paragraph (b)(1) of Rule 30e-3 and paragraph (j)(1)(iii) of Rule 498A:

(i)	Summary Prospectus for the Portfolios;

(ii)	Statutory Prospectus for the Portfolios;

(iii)	Statement of Additional Information (“SAI”) for the Portfolios;

(iv)	Most Recent Annual and Semi-Annual Reports to Shareholders (under Rule 30e-1 under the 1940 Act) for the Portfolios (together, the Shareholder Reports”) (referred to in Rule 30e-3 as the “Current” and “Prior” Report to Shareholders);

(v)	Complete Portfolio Holdings From Shareholder Reports Containing a Summary Schedule of Investments, as applicable; and

(vi)	Portfolio Holdings For Most Recent First and Third Fiscal Quarters, as applicable, (together with the complete portfolio holdings specified in (v) above, the “Portfolio Holdings”).

(b)	Deadline for Providing, and Currentness of, Trust Documents.

(i)	The Trust or Distributor, on behalf of the Trust, shall provide the Summary Prospectus, Statutory Prospectus, and SAI for the Portfolios to the Company (or its designee) on a timely basis (to facilitate the required website posting) and provide updated versions as necessary, in order to facilitate a continuous offering of the Portfolio Company’s securities and the Contracts.

(ii)	The Trust or Distributor, on behalf of the Trust, shall provide the Shareholder Reports and Portfolio Holdings within the 30e-3 Posting Deadline (defined below) (to facilitate the required website posting), which is anticipated to be no later than five (5) business days before the date each time that the Trust Documents are required to be posted by Rule 30e-3 (“30e-3 Posting Deadline”). The Distributor, on behalf of the Trust, represents and warrants that the Shareholder Reports provided to Contract owners contain the Complete Portfolio Holdings. If the Trust discontinues including the Complete Portfolio Holdings in the Shareholder Reports, they will give the Company no less than sixty (60) days’ advance written notice.

(c).	Format of Trust Documents. The Trust or Distributor, on behalf of the Trust, shall provide the Trust Documents to the Company (or its designee) in an electronic format that is suitable for website posting, and in a format, or formats, that:

(i)	are both human-readable and capable of being printed on paper in human- readable format (in accordance with paragraph (b)(3) of Rule 30e-3 and paragraph (h)(2)(i) of Rule 498A);

(ii)	permit persons accessing the Statutory Prospectus and SAI to move directly back and forth between each section heading in a table of contents of such document and the section of the document referenced in that section heading (that is, these documents must include linking, in accordance with paragraph (h)(2)(ii) of Rule 498A); and

(iii)	permit persons accessing the Trust Documents to permanently retain, free of charge, an electronic version of such materials that meet the requirements of subparagraphs 1(c)(i) and (ii) above (in accordance with paragraph (h)(3) of Rule 498A).

(d).	Website Hosting. The Company shall host and maintain the website specified in paragraph (j)(1)(iii) of Rule 498A, so that the Trust Documents are publicly accessible, free of charge, at that website, in accordance with the conditions set forth in that paragraph, provided that the Trust or Distributor, on behalf of the Trust, fulfill its obligations under this Amendment.

(e).	Use of Summary Prospectuses.

(i).	The Company shall ensure that an Initial Summary Prospectus is used for each currently offered Contract described under the related registration statement, in accordance with paragraph (j)(1)(i) of Rule 498A.

(ii).	The Trust or Distributor, on behalf of the Trust, shall ensure that a summary prospectus is used for the Portfolios, in accordance with paragraph (j)(1)(ii) of Rule 498A.

(f).	Website Hosting Fee (Expense Allocation). The Company shall bear the costs of posting, maintaining, and managing the Trust Documents on the website hosted by the Company.

(g).	Notice Fee. The Company shall bear the costs of preparing and mailing the notices of availability of the Trust’s Reports to Contract owners (the notices required by paragraph (c) of Rule 30e-3).

2.	Content of Trust Documents. The Trust shall be responsible for the content and substance of the Trust Documents as provided to the Company, including, but not limited to, the accuracy and completeness of the Trust Documents. Without limiting the generality of the foregoing in any manner, the Trust shall be responsible for ensuring that the Trust Documents as provided to the Company:

(a).	Meet the applicable standards of the 1933 Act, the Securities Exchange Act of 1934, as amended; the 1940 Act; and all rules and regulations under those Acts; and

(b).	Do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

3.	Article II is hereby amended by deleting Section 2.2, 2.3(a), and 2.4 in their entirety and replacing them with the following:

“2.2 At the option of the Company, the Trust or the Distributor, on behalf of the Trust,  shall either (a) provide the Company (at the Company’s expense) with as many copies of the Trust’s Shares’ current prospectus, annual report, semi-annual report, Trust Documents, and other shareholder communications, including any amendments or supplements to any of the foregoing, as the Company shall reasonably request; or (b) provide the Company with a camera-ready copy, portable document format (PDF) or other electronic form of such documents suitable for printing or adding to a website. The Trust or the Distributor, on behalf of the Trust, shall provide the Company with a copy of the Shares’ statement of additional information in a form suitable for duplication by the Company. The Trust or the Distributor, on behalf of the Trust, (at Distributor’s or Trust’s expense) shall provide the Company with copies of any Trust-sponsored proxy materials in such quantity as the Company shall reasonably require for distribution to Contract owners. The Trust or the Distributor, on behalf of the Trust, will provide these documents within a reasonable period of time so that the Company can distribute them to Contract owners in a timely manner.”

“2.3(a) If the Company elects to print shareholder communications pursuant to 2.2(b) above, the Company shall bear the costs of printing and distributing the Trust’s prospectus, statement of additional information, shareholder reports, Trust Documents, and other shareholder communications to owners of and applicants for policies for which Shares of the Trust are serving or are to serve as an investment vehicle. The Company shall bear the costs of distributing proxy materials (or similar materials such as voting solicitation instructions) to Contract owners. The Company assumes sole responsibility for ensuring that such materials are delivered to Contract owners in accordance with applicable federal and state securities laws.”

“2.4 The Company agrees and acknowledges that Janus Henderson Group plc (“Janus Henderson”) or its affiliate is the sole owner of the name and mark “Janus” and/or “Janus Henderson.” All references contained in this Agreement to “the name or mark ‘Janus’ and/or ‘Janus Henderson’” shall include but not be limited to the Janus Henderson logo, the website www.janushenderson.com (“Trust Website”) and any and all electronic links relating to such website. Neither the Company, nor its affiliates, employees, or agents shall, without prior written consent of Janus Henderson, use the name or mark “Janus” and/or “Janus Henderson,” including any derivations thereof, or make representations regarding the Trust, the Distributor, Janus Henderson Services, Janus Henderson, or their affiliates, or any products or services sponsored, managed, advised, or administered by the Trust, the Distributor, Janus Henderson Services, Janus Henderson, or their affiliates, except those contained in the then-current Prospectus and the then-current printed sales literature for the Shares of the Portfolios. The Company will make no use of the name or mark “Janus” and/or “Janus Henderson,” including any derivations thereof, except as expressly provided in this Agreement or expressly authorized by Janus Henderson in writing. All goodwill associated with the name and mark “Janus” and/or “Janus Henderson,” including any derivations thereof, shall inure to the benefit of Janus Henderson or its affiliate. Upon termination of this Agreement for any reason, the Company shall immediately cease any and all use of any Janus and/or Janus Henderson mark(s).”

4.	Portfolio Expense and Performance Data. The Trust or the Distributor, on behalf of the Trust, shall provide such data regarding each Portfolio’s expense ratios and investment performance as the Company shall reasonably request, to facilitate the registration and sale of the Contracts. Without limiting the generality of the forgoing, the Trust or the Distributor, on behalf of the Trust, shall provide the following Portfolio expense and performance data on a timely basis to facilitate the Company’s preparation of its annually updated registration statement for the Contracts (and as otherwise reasonably requested by the Company), but in no event later than sixty (60) calendar days after the close of each Portfolio’s fiscal year:

(a).	the gross “Annual Portfolio Company Expenses” for each Portfolio calculated in accordance with Item 3 of Form N-1A, before any expense reimbursements or fee waiver arrangements (and in accordance with (i) Instruction 16 to Item 4 of Form N-4, and (ii) Instruction 4(a) to Item 4 of Form N-6);

(b).	the net “Annual Portfolio Company Expenses” (aka “Total Annual Fund Operating Expenses”) for each Portfolio calculated in accordance with Item 3 of Form N-1A, that include any expense reimbursements or fee waiver arrangements (and in accordance with (i) Instruction 17 to Item 4 of Form N-4 and (ii) Instruction 4 to Item 17 of Form N-4, and (iii) Instruction 4(b) to Item 4 of Form N-6, and (iv) Instruction 4 to Item 18 of Form N-6), and the period for which the expense reimbursements or fee waiver arrangement is expected to continue and whether it can be terminated by the Portfolio (or Trust); and

(c).	the “Average Annual Total Returns” for each Portfolio (before taxes) as calculated pursuant to Item 4(b)(2)(iii) of Form N-1A (for the 1, 5, and 10 year periods, and in accordance with (i) Instruction 7 to Item 17 of Form N-4, and (ii) Instruction 7 to Item 18 of Form N-6).

5.	Construction of this Amendment; Participation Agreement.

(a).	This Amendment shall be interpreted to be consistent with, and to facilitate compliance with and reliance on, Rule 30e-3 under the 1940 Act and Rule 498A (including paragraph (j) thereof) under the 1933 Act and any interpretations of that Rule by the Securities and Exchange Commission, its staff, courts, or other appropriate legal authorities.

(b).	To the extent the terms of this Amendment conflict with the terms of the Participation Agreement, the terms of this Amendment shall control; otherwise, and except as otherwise specifically set forth in this Amendment, the terms of the Participation Agreement shall continue to apply, and shall apply to the duties, responsibilities, rights and obligations of the Parties under and pursuant to this Amendment. This Amendment is in addition to, and not instead of and does not replace, any other Amendments to the Participation Agreement.

6.	Counterparts and Delivery. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument. A signed copy, including an electronic signature, of this Amendment delivered by facsimile or by emailing a copy in PDF form shall be treated as an original and shall bind all Parties just as would the exchange of originally signed copies.

7.	Joint and Several Liability. The responsibilities, obligations, duties and liabilities of the Distributor and Janus Henderson Services under this Amendment shall be joint and several.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first above written.

The Company:

PROTECTIVE LIFE INSURANCE COMPANY, on behalf of itself and each Separate Account

Steve Cramer

By:	Steve Cramer (May 4, 2022 10:50 CDT)
Title:	Chief Product Officer - Retirement Division

The Distributor:

JANUS HENDERSON DISTRIBUTORS US LLC

By:	/s/ Russ Shipman
Print Name:	Russ Shipman
Title:	Head of Retirement Sales and Strategy

Janus Henderson Services:

JANUS HENDERSON SERVICES US LLC

By:	/s/ David Kelley
Print Name:	David Kelley
Title:	Head of US Transfer Agency